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                                                                    EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Boston Properties, Inc. on Form S-8 (File No. _____) of our report dated January 23, 1998, except for Note 16 for which the date is February 2, 1998, on our audits of the consolidated and combined financial statements and financial statement schedule of Boston Properties, Inc. as of December 31, 1997 and for the period from June 23, 1997 through December 31, 1997 and of The Boston Properties Predecessor Group as of December 31, 1996 and for the period from January 1, 1997 through June 22, 1997 and for the years ended December 31, 1996 and 1995, which report is included in the Annual Report on Form 10-K for the fiscal period ended December 31, 1997.

                                             /s/ Coopers & Lybrand L.L.P.

Boston, Massachusetts
May 11, 1998